Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-216770, 333-216779, 333-216772, 333-215332, 333-216083, 333-203542, 333-197931, 333-214140) of our report dated March 24, 2017 except with respect to the change in the manner in which the Company accounts for no lapse guarantee features related to guaranteed minimum income benefit riders discussed in Note 2 to the consolidated financial statements and the revision discussed in Note 2 to the consolidated financial statements, as to which the date is December 21, 2017 relating to the financial statements and financial statement schedules, which appears in AXA Equitable Life Insurance Company's Current Report on Form 8-K dated December 21, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
December 21, 2017